SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 10

GENERAL FORM FOR REGISTRATION OF SECURITIES
PURSUANT TO SECTION 12(b) OR 12(g) OF
THE SECURITIES EXCHANGE ACT OF 1934

Knightel, Inc.
(Exact Name of Registrant as Specified in its Charter)

Registrant's telephone number, including area code: (319) 522-1515

Securities to be registered pursuant to Section 12(b) of the Act:

Delaware	26-0809020
(State or Other Jurisdiction of Incorporation or Organization)	(IRS Employer Identification No.)

< span style="font-size:10.0pt">5715 Will Clayton PKWY, Humble, TX (Address of Principal Executive Offices)	< span style="font-size:10.0pt">77338 (Zip Code)

Securities to be registered pursuant to Section 12(g) of the Act:

None
(Title of Class)

KNIGHTEL, INC.

INFORMATION INCLUDED IN INFORMATION STATEMENT AND INCORPORATED BY
REFERENCE INTO FORM 10

         Certain information required to be included herein is incorporated by reference to specifically identified portions of the body of the information statement filed herewith as Exhibit 99.1. None of the information contained in the information statement shall be incorporated by reference herein or deemed to be a part hereof unless such information is specifically incorporated by reference.

Item 1. Business

         The information required by this item is contained under the sections "Summary," "Risk Factors," "The Distribution," "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Our Business," "Our Relationship With Aon After the Distribution" and "Index to Financial Statements and Schedules" (and the statements referenced therein) of the information statement. Those sections are incorporated herein by reference.

Item 1A. Risk Factors

         The information required by this item is contained under the section "Risk Factors" of the information statement. That section is incorporated herein by reference.

Item 2. Financial Information

     & nbsp;  The information required by this item is contained under the sections "Summary," "Unaudited Pro Forma Combined Financial Statements," "Selected Historical Financial and Other Data," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Description of Our Capital Stock" of the information statement. Those sections are incorporated herein by reference.

Item 3. Properties

         The information required by this item is contained under the section "Our Business-Properties" of the information statement. That section is incorporated herein by reference.

Item 4. Security Ownership of Certain Beneficial Owners and Management

         The information required by this item is contained under the section "Security Ownership of Our Common Stock" of the information statement. That section is incorporated herein by reference.

Item 5. Directors and Executive Officers

         The information required by this item is contained under the sections "Our Management" and "Executive Compensation" of the information statement. Those sections are incorporated herein by reference.

Item 6. Executive Compensation

         The information required by this item is contained under the section "Executive Compensation" of the information statement. That section is incorporated herein by reference.

Item 7. Certain Relationships and Related Transactions

         The information required by this item is contained under the sections "Our Relationship With Aon After the Distribution," "Our Management," "Executive Compensation" and "Certain Relationships and Related Transactions" of the information statement. Those sections are incorporated herein by reference.

Item 8. Legal Proceedings

         The information required by this item is contained under the section "Our Business-Legal Proceedings" of the information statement. That section is incorporated herein by reference.

Item 9. Market Price of and Dividends on the Registrant's Common Equity and Related Stockholder Matters

         The information required by this item is contained under the sections "Summary," "The Distribution," "Dividend Policy" and "Description of Our Capital Stock" of the information statement. Those sections are incorporated herein by reference.

Item 10. Recent Sales of Unregistered Securities

         None.

Item 11. Description of Registrant's Securities to be Registered

         The information required by this item is contained under the sections "Description of Our Capital Stock" and "Certain Anti-Takeover Effects of Provisions of Our Certificate of Incorporation and By-Laws and Delaware Law" of the information statement. Those sections are incorporated herein by reference.

Item 12. Indemnification of Directors and Officers

         The information required by this item is contained under the section "Description of Our Capital Stock" and "Limitation of Liability and Indemnification of our Directors and Officers" of the information statement. That section is incorporated herein by reference.

Item 13. Financial Statement and Supplementary Data

         The information required by this item is contained under the sections "Summary," "Selected Historical Financial and Other Data," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Index to Financial Statements and Schedules" (and the statements referenced therein) of the information statement. Those sections are incorporated herein by reference.

Item 14. Changes in and Disagreements with Accountants on Accounting and Financial Disclosure

         None.

Item 15. Financial Statements and Exhibits

(a)

Financial Statements

         The information required by this item is contained under the section "Index to Financial Statements and Schedules" beginning on page F-1 of the information statement. That section is incorporated herein by reference.

(b)

Exhibits

         The following documents are filed as exhibits hereto:

< span style="font-size:7.5pt">Title of Each Class to be so Registered	Name of Each Exchange on Which Each Class is to be Registered
Common Stock, par value $.001 per share	None

*

To be filed by amendment.

+

We agree to furnish supplementally to the Commission a copy of any omitted schedule or exhibit to such agreement upon the request of the Commission in accordance with Item 601(b)(2) of Regulation S-K.

Management contract or compensatory plan or arrangement.

SIGNATURE

      ;   Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized.

Exhibit Number	Description
3.1	Form of Certificate of Incorporation of the Registrant.*
3.2	Form of By-Laws of the Registrant.*
99.1	Preliminary Information Statement of WCS Global Holdings, Inc. dated as of November 14, 2007.

KNIGHTEL, INC.

November 21, 2007	By:	/s/ DAVE TANWAR
		Name:	Devendra S. Tanwar
		Title:	President and Chief Executive Officer